This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.


     LMM, LLC


     By:___/s/ Nicholas C. Milano_________________________
           Nicholas C. Milano, Chief Compliance Officer



     Legg Mason Opportunity Trust,
       a portfolio of Legg Mason Investment



     By:__/s/ Gregory T. Merz_________________________________
          Gregory T. Merz, Vice President